Exhibit.99.1

News Release: IMMEDIATE RELEASE
For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Susan Matthews, Media	317.590.3202
Conference Call, 1:00 PM EDT, August 7, 2006	866.868.1109
Confirmation #15402781
Replay available at http://www.irwinfinancial.com/ir-set.html

IRWIN FINANCIAL CORPORATION ANNOUNCES

  DEFINITIVE AGREEMENT FOR SALE OF CERTAIN FIRST MORTGAGE PRODUCTION ASSETS
  COMMON STOCK SHARE REPURCHASE PROGRAM

(Columbus, IN, August 7, 2006) Irwin Financial Corporation (NYSE:IFC), today announced it has signed an Asset Purchase Agreement with Freedom Mortgage (Mt. Laurel, NJ) under which Freedom Mortgage would acquire substantially all of Irwin's conforming conventional first mortgage loan production assets and related contractual commitments, and offer employment to nearly all staff associated with these assets.

"Earlier this year, we announced our desire to focus the Corporation's attention on the growth of our small business and non-conforming consumer mortgage segments," said Will Miller, Chairman of Irwin Financial. "This meant, after 25 years of very successful participation in the conforming conventional first mortgage business, we determined to find Irwin Mortgage a new home. One of our objectives in this process was to find a buyer whose strategy was better aligned with Irwin Mortgage's on-going growth aspirations. Freedom Mortgage has both the strategic intent and capacity to grow its national mortgage banking platform, so I believe we have succeeded in this objective."

Freedom Mortgage's purchase includes assets associated with Irwin Mortgage's loan origination operations, but excludes the segment's mortgage servicing operations and its mortgage servicing asset, each of which is being marketed separately. Closing of the asset sale to Freedom Mortgage and the sale of the mortgage servicing asset are both anticipated to occur in the third quarter of 2006. Financial consideration for the proposed transaction was not disclosed.

J.P. Morgan Securities, Inc. acted as financial adviser to Irwin Financial Corporation and Barnes & Thornburg, LLP acted as its legal counsel. Classic Strategies Group, LLC was the financial advisor to Freedom Mortgage.

In addition, in recognition of the Corporation's pending reductions to both its balance sheet and risk profile resulting from the sale of mortgage assets, the Board of Directors has authorized management to undertake the repurchase of up to two million shares or up to $50 million of common stock of the Corporation. The repurchases will occur from time-to-time based on market conditions, parent company cash flow, and the Corporation's current and future projections of capital position at both the Corporation and its subsidiary Bank and Thrift. The stock repurchases are contingent upon the successful completion of the mortgage asset sales process, including the sale of mortgage rights.

About Irwin Financial

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements that are based on management's expectations, estimates, projections and assumptions. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words that convey our beliefs, views, expectations, assumptions and estimates or similar language, or that indicate events we believe could, would, should, may or will occur (or might not occur) or are likely (or unlikely) to occur, and similar expressions, are intended to identify forward-looking statements, which include all statements in connection with the expected sale of mortgage assets and the implementation of a share repurchase program, other than statements of historical fact. Actual future results may differ materially from what is projected due to a variety of factors, including, but not limited to, unforeseen difficulties the parties may experience in completing the transaction as currently contemplated, which would affect the Corporation's plans to proceed with its share repurchase program; or unanticipated regulatory constraints. We undertake no obligation to update publicly any of these statements in light of future events, except as required in subsequent reports we file with the Securities and Exchange Commission.

The Corporation will host a conference call on Monday, August 7, at 1:00 p.m. EDT. Will Miller, CEO and Greg Ehlinger, Senior Vice President and CFO of Irwin Financial Corporation will be the speakers on the call. The toll-free number for the call is (866) 868-1109; please tell the operator you would like to join the Irwin Financial call, confirmation #15402781. A replay of the call will be available on the Irwin Financial Corporation website at http://www.irwinfinancial.com/ir-set.html.